Exhibit 23.2

Consent of Independent Auditors

We hereby consent to the incorporation by reference in the registration statements (Nos. 333-144280, 333-143445, 333-119958, 333-168072, 333-182435, and 333-201642) on Forms S-8, registration statements (Nos. 333-163874 and 333-196916) on Forms S-4, and registration statements (Nos. 333-177109, 333-180661, and 333-202805) on Forms S-3 of Bryn Mawr Bank Corporation and subsidiaries (the “Corporation”) and in this Form 8-K/A of the Corporation, of the ParenteBeard LLC (“ParenteBeard”) report dated March 8, 2013, relating to our audit of the consolidated financial statements of Continental Bank Holdings, Inc. and Subsidiaries as of December 31, 2012 and for the year then ended. ParenteBeard LLC merged into Baker Tilly Virchow Krause (“Baker Tilly”), LLP on October 1, 2014. As such, Baker Tilly is a successor in interest to ParenteBeard.

/s/ Baker Tilly Virchow Krause, LLP

Allentown, Pennsylvania
March 18, 2015